Exhibit 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Corporate Development,
504-362-4321
Superior Energy Services, Inc. Announces Results of Annual Meeting
Harvey, La. — May 24, 2007 — Superior Energy Services, Inc. (NYSE: SPN) (the “Company”) today announced the results of its 2007 Annual Meeting of Stockholders held on May 23, 2007 in New Orleans, Louisiana. At the meeting, the stockholders elected Harold J. Bouillion, Enoch L. Dawkins, James M. Funk, Terence E. Hall, Ernest E. “Wyn” Howard, III, Richard A. Pattarozzi and Justin L. Sullivan to serve as directors until the 2008 Annual Meeting of Stockholders. Also, the Company’s Board of Directors, at the recommendation of its Nominating and Corporate Governance Committee, approved the election of Mr. Dawkins to serve as lead director of the Board until the next Annual Meeting.
In addition to electing directors, the stockholders also approved the proposed 2007 Employee Stock Purchase Plan and ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.
Superior Energy Services, Inc. serves the drilling-related needs of oil and gas companies primarily through its rental tools segment and the production-related needs of oil and gas companies through its well intervention, rental tools and marine segments. The Company uses its production-related assets to enhance, maintain and extend existing production and, at the end of a property’s economic life, plug and abandon wells and decommission platforms and structures. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
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